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                                                        JEFFRIES & COMPANY, INC.

         11100 Santa Monica Boulevard, 10th Floor, Los Angeles, California 90025
                                           Telephone (310) 445-1199 Cable JEFFCO



                                                                    Exhibit 10.8

                              As of February 15, 2002


Mr. Frank E. Baxter
519 Ocampo Drive
Pacific Palisades, CA 90272

Dear Frank:

     This letter confirms your resignation from the following positions:

     Jefferies Group, Inc. ("Group") -- Chairman
     Jefferies & Company, Inc. ("Jefco") -- Chairman and Director
     Jefferies International Limited -- Chairman
     Jefferies Pacific Limited -- Director
     Jefferies Venture Capital Fund I LLC -- President and Chief Executive
       Officer
     Jefferies FOF Manager Inc. -- Director
     Jefferies MB Manager Inc. -- Director
     Jefferies Employees Fund of Funds LLC -- President and Chief Executive
       Officer
     Jefferies Advisers Inc. -- Director
     Jefferies Realty Investment Corp. -- President and Director
     Jefferies International Realty Corp. -- President and Director Jefferies Global Trading Inc. -- Director

     In addition to the foregoing, you have indicated that you will not stand for reelection as a director of Group at the Annual Meeting of Shareholders to be held in May 2002.

     This letter also sets forth the terms and conditions of your retention as Chairman Emeritus of and consultant to Group. The above listed resignations and your retention will all be effective on February 15, 2002. Except as otherwise provided for herein, the term of this agreement shall be the period from February 15, 2002 (the "Effective Date") to February 14, 2004 (the "Term").

     You will be paid a retainer at the rate of $500,000.00 per annum during the Term, to be paid in equal installments on the 15th and last day of each month. The amounts set forth in this paragraph are gross amounts and will be paid to you as such. As a consultant, you will be responsible for the payments of all taxes on payments made to you. During such time as you remain a consultant to Group, Jefco will maintain your securities registrations with Jefco.

     For a period of a five years from the Effective Date, you will receive the same medical and dental health insurance benefits as Group employees.

     Effective at the close of business on the Effective Date, you will no longer be eligible to participate in Group's 401k, Profit Sharing, Employee Stock Purchase, Supplemental Stock Purchase, Deferred Compensation, or Employee Stock Ownership Plans or any similar plans. However, you
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Mr. Frank E. Baxter
As of February 15, 2002
Page 2

retain your right to benefits you have earned and are entitled to under these Plans through the Effective Date. Effective at the close of business on the Effective Date, your coverage under Group's group life insurance and short term and long term disability policies will also cease. However, Group will continue to make the payments on the split-dollar insurance policy purchased by Group in 2000 for your benefit.

     Group will provide you with office space in its Los Angeles office and with secretarial support for a period of five years from the Effective Date. The office space to be provided to you will be comparable in size and proximity to other senior executives in Los Angeles. The secretarial support which you receive will be comparable to that currently being provided to you.

     Group will reimburse you for travel and entertainment expenses incurred by you on behalf of Group in accordance with Group's policies on reimbursement of such expenses.

     This letter agreement may be terminated by Group for Cause or in the event of your death or disability. For purposes hereof, Cause shall mean that you commit an act which, in Jefco's reasonable opinion, constitutes fraud, gross negligence, willful misconduct or knowing breach of your fiduciary duties; willfully engage in misconduct injurious to Jefco or which violates Jefco's internal policies or procedures (as amended from time to time), including but not limited to Group's Statement of Employee Conduct, as amended from time to time; or commit an act which, in Jefco's reasonable opinion, may lead to your or Jefco's censure, suspension or bar by any regulatory body or self-regulatory organization having jurisdiction over Jefco and/or you, including but not limited to commission of a felony or an act of moral turpitude.

     The parties agree that any and all controversies which may arise between them or between you and Jefco arising out of or related to this Agreement shall be determined by arbitration. Any such arbitration shall be determined before the National Association of Securities Dealers ("NASD") in the city of New York, in the State of New York, in accordance with NASD rules. Judgment upon arbitration awards may be entered in any court, state or federal, having jurisdiction.

     This letter agreement constitutes the entire agreement between you and Group with respect to the subject matters referred to herein, and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements and representations of every kind or nature with respect thereto, all of which have become merged and finally integrated into this letter agreement.


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Mr. Frank E. Baxter
As of February 15, 2002
Page 3


     If this agreement conforms to your understanding and is acceptable to you, please indicate your agreement by signing and dating the enclosed copy of this agreement in the space provided below and returning the signed agreement to Jerry Gluck, at Jefferies' Los Angeles address.


                                                 Sincerely

                                                 /s/ RICHARD B. HANDLER
                                                 --------------------------
                                                 Richard B. Handler
                                                 Chief Executive Officer


Enclosure

ACCEPTED AND AGREED:

   /s/ FRANK E. BAXTER                           Dated: 2/28/, 2002
-------------------------                               -----
     Frank E. Baxter